Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

February 11, 2021

United States Steel Corporation

600 Grant Street,

Pittsburgh, PA 15219-2800

Ladies and Gentlemen:

We have acted as special counsel to United States Steel Corporation, a Delaware corporation (the “Company”), in connection with the sale by the Company to the underwriters named in Schedule I to the Underwriting Agreement referred to below (the “Underwriters”) of $750,000,000 aggregate principal amount of 6.875% Senior Notes due 2029 (the “Securities”), under the Registration Statement on Form S-3 of the Company (File No. 333-229713), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and issued by the Company pursuant to the terms of the Underwriting Agreement dated February 8, 2021 (the “Underwriting Agreement”) by and between Credit Suisse Securities (USA) LLC, as representative of the Underwriters, and the Company.

The Securities were issued under an Indenture, dated as of May 21, 2007 (as amended, the “Base Indenture”), between the Company and Bank of New York Mellon, as trustee (the “Trustee”), as supplemented and amended by a Tenth Supplemental Indenture, dated as of February 11, 2021, to the Base Indenture relating to the Securities (the “Supplemental Indenture” and, together with the Base Indenture and any other amendments or supplements thereto, the “Indenture”), between the Company and the Trustee.

In rendering the opinions expressed below, we have examined the corporate records, certificates, agreements and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion, including (i) the Registration Statement; (ii) the prospectus dated February 15, 2019 relating to the Securities that was included in the Registration Statement; (iii) the preliminary prospectus supplement dated February 8, 2021 relating to the Securities; (iv) the free writing prospectus dated February 8, 2021 relating to the Securities; (v) the final prospectus supplement dated February 8, 2021 relating to the Securities (the “Prospectus Supplement”); (vi) the Indenture and the global certificates evidencing the Securities; and (vii) the Underwriting Agreement.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance and when authenticated by the Trustee under the Indenture and issued and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, except in each case: (a) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or similar laws relating to or affecting creditors' rights generally; and (b) as the enforceability thereof is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are limited to matters involving the law of the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP